EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Motors Corporation and General Motors Nova Scotia Finance Company of:

(1)	our report dated January 16, 2003 (March 12, 2003, as to Note 26) appearing on page II-20 of the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2002 and,

(2)	our report dated January 15, 2003 (March 6, 2003 as to Note 22; July 22, 2003 as to the reclassification of DIRECTV Broadband as a discontinued operation and the reclassification of segment information as described in Note 1, Note 2 and Note 18) appearing in the General Motors Corporation Current Report on Form 8-K dated July 24, 2003.

These reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as described in Notes 1 and 3, respectively.

We also consent to the references to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/S/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

September 5, 2003